UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 6, 2008

Modtech Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-25161	33-0825386
(Commission File Number)	(IRS Employer Identification No.)

2830 Barrett Avenue, Perris, CA	92571
(Address of Principal Executive Offices)	(Zip Code)

(951) 943-4014
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

The following updates the disclosure set forth in the Report on Form 8-K filed by Modtech Holdings, Inc. ("Modtech") on February 1, 2008.

On March 10, 2008, Modtech entered into a Subscription Agreement with existing shareholders Dolphin Offshore Partners, L.P. and Rodman & Renshaw Capital Group, Inc., new investors GCA Strategic Investment Fund Limited, Maythorpe Holdings Limited, Thomas F. Peckosh, Jr. and Charles R. Skemp, a former director, Charles R. Gwirtsman, and current directors and executives of the company, Charles C. McGettigan, Myron A. Wick III, Daniel J. Donahoe III, Stanley Gaines, Dennis L. Shogren, Robert W. Campbell, Kenneth S. Cragun,  Ronald Savona, Karen Andreasen, Richard Bartolotti, Harold Clark, Richard Von Hor, Thomas McGovern, Kenneth Keska, Jr. and Danny Ewing (collectively the "Buyers"), pursuant to which Modtech agreed to issue 14,190 shares of its newly created Series B Preferred Stock and 2,256 shares of its newly created Series C Preferred Stock, each at $100 per share (collectively the "Preferred Shares"), for an aggregate purchase price of $1.6 million.

The Series B Preferred Stock, which is not being issued to Modtech directors and executives, is convertible into the company's common stock at $0.40 per share and accrues dividends at 8% per annum, payable in additional shares of Series B Preferred Stock. The Series C Preferred Stock, which is being issued only to directors and executives of the company, is convertible into Modtech common stock at $0.49 per share which is the book value of the common shares. The consolidated closing bid price of the company's shares on March 7, 2008 was $0.43. At February 29, 2008, Modtech's unaudited shareholders' equity was $10,500,000 and the number of outstanding shares was 21,419,415. Dividends do not accrue on the Series C Preferred Stock.

The Preferred Shares are convertible into an aggregate of 4,007,908 shares of Modtech's common stock. The Preferred Shares may be converted at any time, in whole or in part, at the election of the holders and are subject to redemption at Modtech's option at any time after the closing price of Modtech's common stock has been $2.00 or more for 20 consecutive trading days.

Modtech also entered into a Registration Rights Agreement with the Buyers on March 10, 2008 pursuant to which it agreed to register for resale the shares of its common stock to be issued upon conversion of the Preferred Shares. The Registration Rights Agreement provides for customary liquidated damage payments if the registration statement is not filed on, and declared effective by, the dates specified in the agreement.

ITEM 3.02 Unregistered Sales of Equity Securities

Pursuant to the Subscription Agreement described in Item 1.01 above, on March 11, 2008, Modtech issued the Preferred Shares to the Buyers. Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc., received a fee of $49,000 as placement agent for a portion of the issuance. The fee was paid from the gross proceeds of the issuance. The Preferred Shares are convertible into Modtech common stock in the manner set forth in Item 1.01 above.

The issuance of the Preferred Shares was made in reliance upon the exemption from registration set forth in Section 4(2) and Regulation D of the Securities Act of 1933. The offer and sale of the Preferred Shares was conducted without general solicitation or advertising and made only to "accredited investors" under Rule 501 of Regulation D. The shares of common stock to be issued upon conversion of the Preferred Shares will be registered for resale under the Securities Act of 1933 pursuant to the Registration Rights Agreement described in Item 1.01 above.

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

On March 6, 2008, Modtech filed a Certificate of Determination with the Delaware Secretary of State's Office creating the Series B Preferred Stock and Series C Preferred Stock described in Item 1.01 above. A copy of the Certificate of Determination is attached as Exhibit 4.1. On March 11, 2008, Modtech filed an Amended and Restated Certificate of Determination, which reduced the conversion price of the Series B Preferred Stock from $0.48 a share to $0.40 a share. A copy of the Amended and Restated Certificate of Determination is attached as Exhibit 4.2.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

4.1	Certificate of Determination
4.2	Amended and Restated Certificate of Determination

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 11, 2008

Modtech Holdings, Inc.

by:	/s/ Kenneth S. Cragun
Kenneth S. Cragun
Chief Financial Officer